EXHIBIT 1

AGREEMENT OF SALE OF ASSETS EFFECTIVE SEPTEMBER 9, 1996


BETWEEN: BIZWARE COMPUTER SYSTEMS (CANADA), INC., a corporation incorporated pursuant to the Canada Business Corporations Act, hereinacting, and represented by Terri Ghio duly authorized as she so declares and herinafter referred to as the

                                    "VENDOR"


AND: 3203174 CANADA INC., a corporation incorporated pursuant to the Canada Business Corporations Act, hereinacting and represented by Moshe Cohen, duly authorized as he so declares and hereinafter referred to as the


                                   "PURCHASER"



        WHEREAS the PURCHASER wishes to purchase from the VENDOR who wishes to sell to the PURCHASER the assets hereinafter described ("ASSETS") of the computer software, maintenance and support business ("Business") carried on by the Vendor located at 8250 Decarie Boulevard, St. Laurant, Quebec ("PREMISES") operating under the name "Bizware", the whole in accordance with the terms and conditions hereinafter set forth.


          THE PARTIES AGREE AS FOLLOWS:

          1.0    PREAMBLE
          ---------------

          1.01 The preamble is true and correct and forms part of this Agreement as if herein recited at length.

          2.0    ASSETS
          -------------

          2.01 The VENDOR hereby sells, transfers, assigns and conveys to the PURCHASER who purchases from the VENDOR as, at and from the ninth
                                                                          -----
          day of September 1996 ("Closing Date") all the right, title and
          ---------------------
          interest of the VENDOR in and to the ASSETS of the BUSINESS as hereinafter described:

          (a) any and all intellectual property rights held by the VENDOR in respect of the software products known as

                    "Retail Site Manager' and "Multi-Site Manager", as more fuly described in exhiibit 2-01(a) to this Agreement ("oPRODUCTS");

                    (b) the list of those Customers of the VENDOR who hold licenses granted by the VENDOR in respect of the PRODUCTS, which list is annexed to this Agreement as Exhibit 2.01 (b);

                    (c) the list of customers of the BUSINESS' support department, known as the "Customer Care Department", which list is annexed to this Agreement as Exhibit 2.01 (c), contracts with these customers are referred to as "CCD CONTRACTS";

                    (d) all of the VENDOR's rights and obligations under all verbal and written contracts, agreements and commitments with customers of the BUSINESS ("CUSTOMER CONTRACTS"), a list of which is annexed to this Agreement as Exhibit 2.01(d), including CCD CONTRACTS;

                    (e) all customer files and accounting records related to the BUSINESS;

                    (f) the name "Bizware";

                    (g) all telephone numbers and fax numbers related to the BUSNESS;

                    (h) all brochures, manuals, marketing and advertising materials related to the BUSINESS;

                    (i) the specific computer equipment and office furniture described on Exhibit 2.01 (i) attached to this Agreement ("EQUIPMENT");

                    (j) the exclusive right of the PURCHASER to represent itself as carrying on the BUSINESS as a continuation of and in succession to the VENDOR; and

                    (k) certain accounts receivable or portions thereof, as more fully described below.

          2.02 The ASSETS of the BUSINESS are limited to those assets which are specifically listed above and without limiting the generality of the foregoing. shall specifically exclude cash, cash equivalents, bank deposits, securities, investments, pension plans, deferred profit sharing plans or any other assets of any nature whatsoever.

          3.00     PURCHASE PRICE

          3.0l The purchase price payable by the PURCHASER to the VENDOR for the ASSETS (hereinafter referred to as the "PURCHASE PRICE") shall be the total amount of TWO HUNDRED AND THIRTY THOUSAND U.S. DOLLARS ($230,000.00 U.S.).

          4-00 PAYMENT OF THE PURCHASE PRICE

          4.01 The PURCHASE PRICE shall be payable as follows:

          (a) the sum of ONE HUNDRED AND TWENTY THOUSAND U. S. DOLLARS ($120,000.00 U.S.) concurrently with the execution of this Agreement, in immediately available funds, receipt of which is hereby acknowledged by the VENDOR; and

          (b) the sum of ONE HUNDRED AND TEN THOUSANID U.S. DOLLARS ($110,000.00 U.S.) by way of six (6), equal, monthly installments, payable on the last day of each and every month commencing on October 31, 1996 and terminating on March 31, 1997 ("BALANCE OF PRICE").

          4.02 The payment of the BALANCE OF PRICE is personally guaranteed by Moshe Cohen and Phil Nussbaum (by their intervention hereto), solidarily with the PURCHASER and with each other, and each of them waiving all benefits of division and discussion.

          5.00 SALE OF AN ENTERPRISE

          5.01 The VENDOR and the PURCHASER acknowledge that they have complied with the provisions of the Civil Code of Quebec dealing with the sale of an enterprise.


          5.02 Attached hereto is the sworn statement of the President of the VENDOR, which indicates that the VENDOR does not have any creditors.

          6.00 TITLE AND POSSESSION

          6.01 Title to and possession of the ASSETS shall pass to the PURCHASER upon the effective date of this Agreement.

          7.00 ASSUMED CONTRACTS

          7.01 The PURCHASER agrees to perform the VENDOR's obligations under each of the CUSTOMER CONTRACTS as and from the CLOSING DATE, to the complete exoneration of the VENDOR.

          7.02 Other than the Obligations of the VENDOR under the CUSTOMER CONTRACTS, the PURCHASER does not assume any of the obligations of the VENDOR of any nature whatsoever, including, without limitations (but subject to the second paragraph S section 7.02) any obligations relating to claims or liabilities resulting from non-performance, or faulty performance, or default by the VENDOR under any of the customer contracts prior to the CLOSING DATE ("CUSTOMER CLAIMS") and the VENDOR shall hold the PURCHASER harmless and indemnify the PURCHASER in respect of any and all obligations, liabilities, clais, damages or expenses (including reasonable professional fees on a client/attortney basis) which the VENDOR may incur in respect of any of the foregoing.

               Notwithstanding the preceding paragraph, the VENDOR shall only be required to indemnify the PURCHASER and to hold the PURCHASER harmless in respect of CUSTOMER CLAIMS where legal procedings are instituted prior to November 30, 1996 with respect to CUSTOMER CLAIMS occurring prior to the CLOSING DATE, after which date no such date indemnity shall be available.


          7.03 The PURCHASER agrees and undertakes to indemnify the VENDOR and to hold the VENDOR harmless from any and all liabilities, claims, damages and expenses (including professional fees, on a client/attorney basis) incurred or suffered by tbe VENDOR as a consequence of the PURCHASER failing to perform any obligations Undertaken by the PURCHASER hereunder with respect to the performance of the VENDOR's obligations under the CUSTOMER CONTRACTS.

          8.00   ACCOUNTS RECEIVABLE

          8.01 In the event that after the CLOSING DATE the PURCHASER collects any accounts receivable which are outstanding on the CLOSING DATE relating to CCD CONTRACTS, such collections shall be divided between the VENDOR and the PURCHASER on a pro rata basis, in proportion to the number of months in the service period to which such receivable relates occurring before and after September 1, 1996. All collections of CCD CONTRACT receivables received by the VENDOR prior to the CLOSING DATE shall belong to the VENDOR, even if the receivable relates in whole or in part to services to be rendered by the PURCHASER after the CLOSING DATE. All CCD CONTRACT receivables generated after the CLOSING DATE shall belong to the PURCHASER.


          8.02 All amounts collected after the CLOSING DATE in respect of accounts receivable relating to CUSTOMER CONTRACTS which are not CCD CONTRACTS shall be dealt with as follows:

          (a) those receivables listed on Exhibit 8.02 shall belong to the VENDOR;

          (b) receivables owing by Clark Oil and by Big Tyme shall belong to the PURCHASER;

          (c) any collection on account of the receivables owing by Chevron shall belong to the

          8.03 All amounts invoiced in respect ot all CUSTOMER CONTRACTS after the CLOSING DATE shall belong to the PURCHASER.

          8.04 The PURCHASER shall use all reasonable efforts to collect any outstanding accounts receivable. In the event any amounts are received by either PURCHASER or the VENDOR on behalf of the other of them, such amounts shall be remitted forth with to the party entitled to receive same.

          9.00  EMPLOYEES

          9.01 It is specifically acknowledged that the PURCHSER does not assume any liabilities of the VENDOR with respect to any of the employees of the BUSINESS. The VENDOR shall be responsible for all salaries, benefits, termination pay, severence pay and vacation pay owing or to become due to all employees of the BUSINESS up until the CLOSING DATE and relating to the termination of their employment.

          10.00  PREMISES

          10.01 The PURCHASER does not assume any liability of responsibility of the VENDOR in respect of the lease of the premises.

          10.02 The VENDOR acknowledges that it has granted permission to the PURCHSER to continue to operate the BUSINESS out of the PREMISES for a period of three (3) months, until November 30, 1996, without compensation to the VENDOR. The PURCHASER will hold the VENDOR harmless and indemnify the VENDOR in respect of any claim, loss or damage relating to any damage or injury to the PREMISES caused by PURCHASER, its employees or agents.

          11.00  REPRESENTATIONS AND WARRANTIES OF VENDOR

          11.01  The VENDOR represents and warrants as follows to the PURCHASER:

          (a) the VENDOR is a corporation duly incorporated and organized and validly subsisting in good standing under the laws of Canada;

          (b) the execution of this Agreement and the carrying out of the transactions contemplated herein have been authorized by allt requisite corporate action and will not:

               (i) conflict with the Articles of Incorporation or By-Laws of the VENDOR and will not conflict with, or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which the VENDOR is a party or by which the VENDOR is bound; or

               (ii) constitute a violation by the VENDOR of any law or regulation applicable to the VENDOR.

          (c) no consent of a third party is required in connection with the sale of the ASSETS;

          (d) the VENDOR has good and marketable title to all of the ASSETS,free and clear of any and all liens, pledges, charges, encumbrances, restrictions, conditional sale rights, security interests or third party title claims of any nature whatsoever;

          (e) no person has any agreement, option, understanding or commitment or other right or priveledge for the purchase from the VENDOR of any of the ASSETS;

          (f) the VENDOR is a resident of Canada within the meaning of the Income Tax Act (Canada) and the analogous provisions of the Quebec Taxation Act;

          (g) the VENDOR is solely responsible and has paid for all salaries, vacation pay, bonuses, commissions and other benefits of every nature of the employees of the BUSINESS accrued up to the CLOSING DATE as well as all governmental withholdings and payments with respect thereto;

          (h) the VENDOR is not a party to any collective labour agreement vith regard to the employees of the BUSINESS;

          (i) the VENDOR holds all intellectual property rights in the PRODUCTS and the PRODUCTS do not infringe upon the intellectual property rights of any third party and are not licensed , in whole or in part, from any third party; and

           (j) this Agreement is the valid and binding obligation of the VENDOR enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization. insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity.

          12.00 REPRESENTAIONS AND WARRANTIES OF THE PURCHASER

          12.01 The PURCHASER represents and warrants as to the VENDOR:

          (a) the PURCHASER is a corporation duly incorporated and organized and validly subsisting in good standing under the laws of Canada;

          (b) the execution of this Aqreement and the carrying out of the transactions contemplated herein have been authorized by all requisite corporate action and will not:

               (i) conflict with the Articles of Incorporation or By-Laws of the PURCHASER and will not conflict with, or result in the breach or termination of, or constitute a default under, any lease, agreement, commiment or other instrument, or any order, judgement or decree, to which the PURCHASER is a party or by which the PURCHASER is bound; or

               (ii) constitute a violation by the PURCHASER of any law or regulation applicable to the PURCHASER.

          (c) no consent of a third party is required in connection with the purchase of the ASSETS;

          (d) this Agreement is the valid and binding obligation of the PURCHASER enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity.

          13.00 UNDERTAKINGS

          13.01 Concurrently with the execution of this Agreenent, the VENDOR shall:

               (a) cause an amending declaration to be filed with the Inspecteur general des institutions financieres (Quebec) declaring that the VENDOR has ceased to carry on business under the name "Bizware";

               (b) change its corporate name to a name not including the word "Bizware";

               (c) execute and deliver to the PURCHASER a "consent", in the form required by the Director, under the Canada Business Corporations Act, consenting to the use of the name "Bizware" by the PURCHASER and undertaking (in favour of the Director) to change its corporate name to a dissimilar name forthwith; and

               (d) assign to the PURCHASER all its rights to any trademark or other intellectual property owned by the VENDOR and relating to the PRDUCTS or the BUSINESS.

     14.00     ENTIRE AGREEMENT


     14.01 this Agreement embodies the entire Agreement and understanding between the parties hereto and supersedes and annuls all prior agreements between the parties.

     l5.00     GENERAL

     15.01 All notices in connection with this Agreement shall be in writing and either hand-delivered or mailed by registered mail or certified mail. Any such notice shall be deemed to have been received on the earlier of the date of the hand delivery or on the fifth (5th) business day following the date of mailing. Notice my also be sent by telecopier and shall in such case be deemed to have been received on the date fol1owing transmission. The respective addresses of the parties for the Purposes of receiving notices are as follow:

     VENDOR:                           BIZWARE COMPUTER SYSTEMS (CANADA) INC.
                                       C/O Across Data Systems, Inc.
                                       1 Penn Plaza
                                       New York, N.Y. 10119
                                       Attention: Ms TerriGhio
                                       -----------------------
                                       Fax No.: (514)341-8999

     WITH A COPY TO:                   Bruno Lerer
                                       767 - 3rd Avenue
                                       24th Floor
                                       New York, N.Y.
                                       10017
                                       Fax No.: o(212) 751-0409

     PURCHASER:                        3203174 CANADA INC.
                                       7575 Trans-Canada
                                       Suite 201
                                       St. Laurent, Quebec
                                       H4T 1V6
                                       Attention Mr Moshe Cohen
                                       ------------------------
                                       Fax No.: (514) 334-4368

     WITH A COPY TO:                   MENDELSOHN ROSENTZVEIG SHACTER
                                       1000 Sherbrooke Street West
                                       27th Floor
                                       Montreal, Quebec
                                       H3A 3G4
                                       Attention: Mr David L. Rosentzveig
                                       ----------------------------------
                                       Fax No:  (514) 987-1213

          Any party may by notice to the others change its address for purposes of receiving notices

          15.02 The parties agree to execute such further documents and agreement as may be necessary in order to give full force and effect to these presents.

          15.03 This Agreement shall be governed by and construed in accordance with the laws of Quebec.

          15.04 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives.

          15.05 Each provision of this Agreement shall be deemed to be independent of the others, and in the event that any provision should be judged to be invalid, the remaining provisions of this Agreement shall remain valid and binding.

          15.06 Except as otherwise specified in this Agreement, each party shall bear its own expenses in connection with the negotiation and preparation of this Agreement and all documents and instruments delivered in connection herewith

          15.07 The PURCHASER shall be responsible. for the payment of any G.S.T., transfer, sales or other similar taxes resulting from the purchase and sale of the ASSETS.

          15.08 There are no representations or warranties by either party, except those expressly set forth in this Agreement. THE PURCHASER ACKNOWLEDGES THAT THERE ARE NO EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE ASSETS BEING SOLD UNDER THIS AGREEMENT OR THEIR MERCHANTABILITY OR FITNESS FOR ANY PURPOSE, THE PURCHASER ACCEPTING ALL SUCH ASSETS "AS IS" AND WITH ALL FAULTS.


          15.09 Each party represents and warrants to the other that it has not retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.


          15.10 This Agreement may be executed in counter-parts, each of which shall be an original but both of which together shall constitute one and the same Agreentent.


          15.11 The parties acknowledge that they have required that this Agreement and all related documents be prepared in English.

          Les parties reconnaissent avoir exige que la presente convention et tous les documents connexes soient rediges en anglais.


               AND THE PARTIES HAVE SIGNED:


                                         BIZWARE COMPUTER SYSTEMS (CANADA) INC.
                                         PER: /s/ Terri Ghio
                                              -------------------
                                               Terri Ghio

                                         3203174 CANAD INC.

                                         PER: /s/ Moshe Cohen
                                             --------------------
                                                Moshe Cohen

                                EXHIBIT 2.01 (A)


                             DESCRIPTION OF PRODUCTS



1.   Retail Site Manager, all versions

2.   All POS Links & Telxon Link

3. Multi-Site Manager 3.5 and Corpsite Manager Big Tyme, BHP and Fleming version of the multi-site manager

4.   Service Software (CCD)

                                Exhibit 2.01 (B)

                       List of Customers holding Licenses


                            Mohawk Oil Company, Ltd.

                               Big Tyme Food Mart

                          Clark Refining and Marketing

                                  Imperial Oil

                              Chevron Canada, Ltd.

                            Fleming Oil Company, Inc.

                            Petro Canada - Certiguard

                                 BHP' Petroleum

                                 Exhibit 2.01(D)

                           List of Customer Contracts


                               Re-seller Agreement
                          Convenience Store Franchising

                                 EXHIBIT 2.01(I)


                             EQUIPMENT AND FURNITURE



   #      COMPUTER CPU              Mhz          Disk Size         Modem
- --------- --------------------- ------------- ---------------- --------------

   1      Plain paper canon fax
   2      HP scanner 4
   3      Server F: drive
   4      Server H: drive
   5      Photo copier
   6      HP LaserJet II
   7      HP DeskJet 660
   8      Pentium                   120            1gig          internal
   9      Pentium                   100            1gig          internal
   10     Pentium                   100            1gig          internal
   11     Pentium                    75            850mb         external
   12     Pentium                    75            850mb         external
   13     Pentium                    75            850mb         int./ext.
   14     Goldmine software

                                SWORN DECLARATION
                                -----------------

                           AGREEMENT OF SALE OF ASSETS
                    ENTERED INTO EFFECTIVE SEPTEMBER 9, 1996
            BETWEEN BIZWARE COMPUTER SYSTEMS (CANADA) INC. AS VENDOR
                      AND 3203174 CANADA INC. AS PURCHASER

         The undersigned, Terri Ghio, residing and domiciled at ________________ _______________,Quebec, being duly sworn, do depose and say:


1. THAT I am the President of Bizware Computer Systems (Canada) Inc. which is the vendor under the terms of the Agreement of Sale of Assets entered into effective September 9, 1996 with 3203174 Canada Inc. and as such have personal knowledge of the facts herein related.

2. THAT Bizware Computer Systems (Canada) Inc. is not indebted to any party in any sum whatsoever, that it has no creditors and that all of its assets are free and clear of all liens and encumbrances.


                                               AND I HAVE SIGNED



                                               ---------------------------------
                                               Terri Ghio



SWORN TO BEFORE ME AT MONTREAL
QUEBEC,  THIS  ___________  DAY OF
SEPTEMBER, 1996


- ----------------------------------------
(Commissioner of Oaths)

                                  EXHIBIT 8.02A


 Invoice #                Date                 Customer               Amount

   5118                May 7, 1996      Big Tyme                      $972.43
   5050               March 5, 1996     Chevron                      $1055.80
   5082              March 31, 1996     Chevron                     ($260.90)
   5137               May 29, 1996      Clark - Panorama            $8,000.00
   5155               June 4, 1996      Clark - Panorama            $4,000.00
   5217              August 12, 1996    ESSO Interamerica          $13,200.00
   5220              August 23, 1996    ESSO Interamerica           $2,200.00
   5116                May 7, 1996      Mohawk Oil                    $286.00
   5219              August 15, 1996    Mohawk Oil                  $4,189.00
   4943              January 4, 1996    Mohawk Oil                     $46.58
   5029             February 7, 1996    Mohawk Oil                     $73.10
   5049               March 5, 1996     Mohawk Oil                    $146.48
   5168               June 30, 1996     Mohawk Oil                    $143.38
   5180               July 31, 1996     Mohawk Oil                     $27.55
   5179               July 31, 1996     Petro Canada                  $293.74

                            I N T E R V E N T I O N S

              CRITERION DESIGN AND PROGRAMMING LTD. hereby intervenes into the foregoing Agreement, acknowledges having received a copy thereof, and hereby solidarily binds itself with 3203174 Canada Inc. (the "PURCHASER") in respect of the payment by the PURCHASER of the "BALANCE OF PRICE" and the PURCHASER's undertaking to perform the VENDOR's obligations under the "CUSTOMER CONTRACTS".



              SIGNED EFFECTIVE SEPTEMBER 9, 1996.



                                    CRITERION DESIGN AND PROGRAMMING LTD.


                                    PER:    /s/ Moshe Cohen
                                          ----------------------------------
                                            Moshe Cohen

              Moshe Cohen Phil Nussbaum hereby intervene into the foregoing agreement, acknowledge having received a copy thereof, and hereby solidarily guarantee the payment of the "BALANCE OF PRICE", as set forth at Section 4.02.


                                    SIGNED EFFECTIVE SEPTEMBER 9, 1996.


                                          ----------------------------------
                                                  Moshe Cohen



                                          ----------------------------------
                                                 Phil Nussbaum



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